Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of TOYO Co., Ltd on Form 20-F (File No. 001-42153) of our report dated April 30, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of TOYO Co., Ltd as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and for the period from November 8, 2022 (inception) through December 31, 2022 appearing in the Post-Effective Amendment No. 1 to Form F-4 Registration Statement (File No. 333-277779 and No. 333-279028) of TOYO Co., Ltd. We also consent to the reference to our firm under the heading “Statement by Experts”, which is part of this Shell Company Report on Form 20-F.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

July 8, 2024